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Exhibit 4.15

MASTER PARTICIPATION AND SERVICING AGREEMENT

        THIS MASTER PARTICIPATION AND SERVICING AGREEMENT (this "Agreement") is entered into as of June 1, 2001 by and among City National Bank, a national banking association ("CNB"), CN Real Estate Investment Holdings, Inc., a California corporation and wholly owned subsidiary of CNB ("Holdings"), and CN Real Estate Investment Corporation, a California corporation organized as a "real estate investment trust" under the Internal Revenue Code of 1986, as amended ("REIT").

Recitals

        WHEREAS, CNB desires to transfer to Holdings and Holdings desires to acquire from CNB a participation interest in certain single (1-4) family mortgage loans, construction loans, commercial real estate loans, and other loans secured by real property as listed on Exhibit A attached hereto and incorporated herein, as amended from time to time (the "Affected Loans"), on the terms and subject to the conditions herein stated; and

        WHEREAS, immediately after its receipt from CNB of the above-described participation interest in the Affected Loans, Holdings desires to transfer to REIT and REIT desires to acquire from Holdings such participation interest, and CNB desires to grant Holdings a novation of all its obligations with respect to such participation interest; and

        WHEREAS, from time to time after the date hereof, CNB may sell to REIT and REIT may purchase from CNB a participation interest in additional loans, which shall also constitute Affected Loans for purposes of the Agreement, and Exhibit B will be added to and amended to reflect such additions; and

        WHEREAS, certain of the Affected Loans are lines of credit or revolving credit transactions under which CNB has agreed that it will, from time to time, make loan advances and extend credit to the borrower under the terms of governing loan agreements; and

        WHEREAS, as used herein, the term "Security" shall mean any and all collateral and security interests in the assets or other property of any borrower(s) under an Affected Loan or of any guarantor thereof or other person liable with respect thereto, whether such assets or other property constitute real or personal, tangible or intangible assets or other property, and all rights and interests under guaranties and assignments, granted to, received by or assigned to CNB to secure the obligations of the borrower(s) and/or any guarantors thereof or other persons liable with respect to the Affected Loans (collectively, "Obligors"), including, but not limited to, loan agreements, security agreements, guaranty agreements, deeds of trust and other instruments of pledge, mortgage or hypothecation (collectively, the "Affected Loan Documents").

        NOW, THEREFORE, incorporating the Recitals set forth above, and in consideration of the promises, mutual covenants and undertakings of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

ARTICLE I
PARTICIPATION IN AFFECTED LOANS

        1.1  Conveyances of Participation Interests in Affected Loans.

          (a)  CNB hereby conveys to Holdings, and Holdings hereby acquires from CNB, on a non-recourse basis, a 100% participation interest in each Affected Loan as to the loan amounts from time to time outstanding under such Affected Loan pursuant to the Affected Loan

  Documents with respect thereto and all servicing rights with respect to each Affected Loan (the "Initial Participation Interest"). Immediately after the conveyance described in the immediately preceding sentence, Holdings hereby conveys to REIT, and REIT hereby acquires from Holdings, on a non-recourse basis, the same Initial Participation Interest as was initially conveyed by CNB to Holdings. Upon the conveyance pursuant to the immediately preceding sentence, CNB hereby grants to Holdings a complete novation of all obligations in respect of the Initial Participation Interest.

        Initially Holdings and, after Holdings' conveyance of the Initial Participation Interest to REIT, then REIT shall hereinafter be referred to sometimes as "Participant." After the date hereof, CNB may from time to time sell to Participant and Participant shall purchase from CNB, on a non-recourse basis, a Participation Interest in additional Affected Loans (the "Additional Participation Interest" and, together with the Initial Participation Interest, the "Participation Interest"), and Exhibit B shall be and added to and amended from time to time to denote such purchases and any other changes to the Affected Loans since the time it was last amended. The respective participation interests of Participant and CNB in each Affected Loan are herein called the "Proportionate Shares." Affected Loans in which Participant's Proportionate Share is 100% are herein called "Wholly Owned Loans."

          (b)  The Initial Participation Interest shall be as set forth on Exhibit A hereto.

          (c)  Holdings acknowledges that the conveyance by CNB to Holdings of the Initial Participation Interest is intended to qualify as a tax-free transaction under Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"). REIT acknowledges that the conveyance by Holdings to REIT of the Initial Participation Interest is intended to qualify as a tax-free transaction under Section 351 of the Code.

          (d)  The Participation Interest will confer upon Participant all of CNB's rights against the respective Obligors for repayment of principal and interest and other amounts due and payable in respect of the Affected Loans, and of the Security therefor, and of all rights and benefits under the Affected Loan Documents. Such Participation Interest shall also impose upon Participant all duties and obligations of CNB under the Affected Loan Documents including, without limitation, CNB's obligation to make loan advances and extend credit pursuant thereto.

        1.2  Affected Loan Documents. CNB is and shall, subject to Section 1.4 hereof, remain the named lender and secured party and/or beneficiary under all Affected Loan Documents. CNB shall hold such title and rights, however, as trustee for Participant. Subject to Section 1.4 hereof, CNB will retain custody of all original Affected Loan Documents but, promptly upon Participant's request, shall provide Participant with copies of any and all signed Affected Loan Documents.

        1.3  Sharing of Risks. Participant agrees to bear the risks of the collectibility of the Affected Loans, of each Obligor's financial condition, of any fraud or forgery of any Obligor, of the unenforceability of any of the Affected Loan Documents, of usury or claims of usury, in each case whether valid or invalid, and of the adequacy of the Security for the Affected Loans; and Participant shall bear any losses and expenses sustained or incurred in connection with any Affected Loan.

        1.4  Participant's Right to Acquire Legal Title to Affected Loans. As to any Affected Loan, CNB will, promptly upon Participant's request, subject to any required consent from the applicable Borrowers (as defined below), assign to Participant all of the applicable Affected Loan Documents and otherwise take such actions as are necessary to cause legal title to such Affected Loan to be transferred to Participant. Participant shall pay any out-of-pocket costs in connection with such a transfer to Participant.

        1.5  Sale of Interest in Affected Loans.

          (a)  CNB agrees to sell and REIT agrees to acquire additional loans in the future by mutual agreement. The respective participating interests of REIT and CNB in the Affected Loans are herein called the "Participation Interest." Each party's Proportionate Share in the Affected Loans, including the Affected Loan Documents, the Security for each Affected Loan, casualty and title insurance proceeds and condemnation awards (if any), shall be pari passu and coordinated without priority of one over the other.

          (b)  The sale price of each Affected Loans shall be equal to its par value.

          (c)  Each of the Affected Loans shall be identified as listed on Exhibit "B," attached hereto, which shall be amended monthly.

          (d)  REIT's participation in the Affected Loans will confer upon REIT its Proportionate Share of CNB's rights against the respective borrowers (and any guarantors) for repayment of principal and interest, and its Proportionate Share of the Security therefor, and its Proportionate Share of all rights and benefits under the Affected Loan Documents. Such Proportionate Share shall also impose upon REIT its share of all duties and obligations assumed by CNB under the Affected Loan Documents including, without limitation, CNB's obligation to make loan advances and extend credit pursuant thereto.

ARTICLE II
FUNDING OF AFFECTED LOANS

        2.1  Funding. Participant shall control and make all disbursements of loan advances pursuant to the Affected Loan Documents and payments to third persons to protect any Security (such as, by way of example, payment of taxes, assessments, or casualty and hazard insurance premiums). Participant shall promptly notify CNB of any circumstance which may, in the judgment of Participant, necessitate a payment to protect any Security.

        2.2  Reports. CNB shall deliver to Participant, at such intervals as are mutually agreeable (but in any event not less frequently than once each month) statements reflecting the status of each Affected Loan, any advances made by Participant to each borrower under each Affected Loan (a "Borrower") and any repayments thereof.

ARTICLE III
ADMINISTRATION OF AFFECTED LOANS

        Subject always to the limitations of CNB's liability set forth in Section 4.2(c) hereof:

        3.1  Administration. CNB shall be the administrator of the Affected Loans.

        3.2  Records. CNB shall at all times keep and maintain proper books of account and records reflecting all transactions in connection with the Affected Loans, the Security and any advances made under the Affected Loan Documents or to protect any Security. Such books and records shall be accessible for inspection and copying by Participant at all reasonable times during business hours, subject always to applicable federal banking regulations.

        3.3  Expenses. CNB shall bear the normal expenses of administering the Affected Loans, including but not limited to its general overhead expenses and inspection and appraisal fees, to the extent the same are not reimbursed by a Borrower or other Obligor.

        3.4  Treatment of Affected Loans. CNB, as the named lender and servicer of the loans, shall take such actions with respect to Affected Loans and any Security therefor as is necessary, subject to the discretion of the Participant, to allow Participant to service such loans as provided in this Agreement.

ARTICLE IV
ENFORCEMENT OF AFFECTED LOANS

        4.1  Notice. Each of CNB and Participant shall promptly notify the other if it learns of any of the following:

          (a)  The failure of any Obligor to timely perform any material obligation of such Obligor under any Affected Loan Document;

          (b)  Any state of facts which constitutes or, if not cured within 30 days, would constitute a material default or an "Event of Default" under an Affected Loan Document;

          (c)  The filing of any petition by or against any Obligor under any federal or state law pertaining to bankruptcy or insolvency, or the appointment of a receiver or trustee for any Obligor, for a substantial part of such Obligor's assets or for any Security for such Affected Loan, or the making by such Obligor of an assignment for the benefit of creditors, or such Obligor's admission in writing of his, hers or its inability to pay his, her or its debts generally as they become due, if not cured within 30 days; or

          (d)  The assertion by any Obligor of any substantial claim that any Affected Loan Documents applicable to such Obligor are not valid and enforceable in accordance with their terms, if not withdrawn within 30 days.

        4.2  Enforcement.

          (a)  Should CNB acquire title to any Security, either through foreclosure, sale or acceptance of deed or bill of sale in lieu of foreclosure, CNB shall, despite CNB's record ownership of such Security, actually hold an undivided interest in trust for the benefit Participant at the time of such foreclosure or other action or transaction. The disposition of any such Security acquired by CNB shall be made in such manner as Participant shall, in its sole discretion, determine; but CNB shall exert reasonable efforts, in accordance with the standards it applies to loans of similar size and character solely for its own account, to effect the maximum benefit of Participant.

          (b)  CNB, subject always to the determination of the Participant, shall be entitled to exercise its discretion to determine when and in what manner an Affected Loan shall be enforced, including, without limitation, the right to determine, following a Borrower's default, whether any further loan advances are to be made to such Borrower. The parties hereto agree that, notwithstanding any provision herein to the contrary, CNB shall not be liable to Participant for any action taken or omitted in connection with the administration, enforcement or collection of an Affected Loan, except for such as is taken or omitted as the result of CNB's willful misconduct or bad faith.

          (c)  Participant hereby agrees to indemnify and hold harmless CNB from and against all losses, liabilities, costs, damages and expenses which CNB may incur or sustain as the result of taking any action to enforce any Affected Loan Documents.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

        5.1  Mutual Representations and Warranties. Each party hereby represents and warrants to the other that it has all requisite corporate power and authority to enter into, and perform its obligations under, this Agreement.

        5.2  CNB Representations and Warranties. CNB further represents and warrants to Participant that:

          (a)  CNB has in its possession the original note and, as applicable, the security agreement and all other Affected Loan Documents (except for any of them which are currently in the process of being recorded) which, as of the date hereof (or thereof), have been executed and/or delivered in connection with each Affected Loan. The copies of Affected Loan Documents that CNB has provided or made available to Participant for review are substantially identical to those executed and delivered by each Obligor in connection with each Affected Loan.

          (b)  Prior to consummation of the transactions contemplated by Section 1.1 hereof, except as disclosed to Participant, CNB owned a 100% interest in each Affected Loan, and (except as may have been otherwise disclosed to Participant) has not heretofore sold, transferred or otherwise disposed of any portion of its interest in any Affected Loan.

          (c)  CNB may, on the date of this Agreement, have other outstanding loans with or extensions of credit to a Borrower or other Obligor or may make loans or extend additional credit in the future to such Borrower or other Obligor without giving notice to, without any obligation to participate such loans to and without the consent of, Participant.

          (d)  CNB (i) shall not be responsible for the performance or observance of any of the terms, covenants or conditions of any of the Affected Loan Documents on the part of the Borrower or any other Obligor and (ii) makes no warranty or representation concerning (and shall not be responsible to Participant for): (A) the due execution, legality, validity, enforceability, genuineness, sufficiency, value or collectibility of any of the Affected Loan Documents, any of the Security or any document relative thereto; (B) the financial condition of Borrower or any other Obligor; or (C) the merit or viability of the project that Borrower plans to develop in accordance with the terms and conditions of the Affected Loan Documents.

ARTICLE VI
RECOVERY AFTER DEFAULT

        6.1  Offsets. Etc. If, following a default or an Event of Default (as defined in each Affected Loan Document), or following demand by Participant for payment of amounts due under a promissory note evidencing an Affected Loan, CNB at any time receives payment of all or any part of the principal, interest, fees or expenses due with respect to an Affected Loan, whether by set-off or otherwise, CNB shall promptly pay to Participant such portion of the payment as necessary to ensure that Participant shall have received the total amount of principal, interest, fees and expenses owed by the Borrower as existed prior to such action. The costs and expenses incurred by either party hereto in connection with any such legal proceeding shall be borne fully by Participant.

ARTICLE VII
SERVICING AGREEMENT

        7.1  Servicing. Participant hereby appoints CNB, and CNB accepts such appointment to act as servicer and administrator (as appointed under Section 3.10 hereof) of the Affected Loans (the "Servicing Agreement"). As compensation for such services, Participant shall pay to CNB the fees set forth in Section 7.2. hereof CNB shall service and administer the Affected Loans in accordance with the standards it applies from time to time to loans of similar size and character solely for its own account. CNB may subcontract the Servicing Agreement to a third party, provided that such third party meets the standards CNB would apply when selecting a servicer of loans of similar size and character solely for its own account.

        7.2  Servicing Fee. Participant shall pay to CNB, for servicing the Affected Loans, a servicing fee (the "Servicing Fee") which shall be equal to the amount set forth on Exhibit C attached hereto and hereby incorporated into this Agreement. The Servicing Fee shall be payable monthly in arrears on the tenth day of each month (or on such other date as the parties may mutually agree) and may, but is not required to, be deducted by CNB from any payments to which Participant is otherwise entitled from CNB pursuant hereto. The Servicing Fee does not, however, compensate CNB for any services which

CNB may be required to render outside the normal course of administering the Affected Loans, or as the result of a Borrower's default under any such loan ("CNB Extraordinary Services"). For any such CNB Extraordinary Services, Participant shall pay to CNB such additional reasonable servicing fee or fees as may be appropriate, depending upon the nature and extent of the CNB Extraordinary Services rendered or contemplated to be rendered by CNB.

ARTICLE VIII
MISCELLANEOUS

        8.1  Notices. All notices hereunder may, and (except as otherwise provided herein) if requested by either Participant or CNB shall, be in writing; provided however, that routine informational communications, requests to adjust participations, and similar matters may be made orally. All written notices shall be deemed to be sufficiently given when personally delivered to the party receiving the notice or mailed to such party by certified or registered mail, return receipt requested, postage prepaid, or sent by overnight courier service to the address set forth below:

TO CNB:	City National Bank 400 North Roxbury Drive Beverly Hills, California 90210 Attention: Vice Chairman and Chief Financial Officer

TO HOLDINGS:	CN Real Estate Investment Holdings, Inc. 606 South Olive Street, Sixth Floor Los Angeles, California 90014 Attention: Chief Financial Officer

TO THE REIT:	CN Real Estate Investment Corporation 606 South Olive Street, Sixth Floor Los Angeles, California 90014 Attention: Chief Financial Officer

        Any party hereto may change its address for notice, and designate or change the location and manner in which payments to such party shall he made, by a notice in writing to the other parties, given as above provided. Notices which are mailed or sent by overnight courier service shall be effective only upon receipt.

        8.2  Entire Agreement. This Agreement represents the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior arrangements, representations and covenants with respect thereto, whether oral or written.

        8.3  Headings. Section headings herein are for the purposes of convenience only and should not be used in construing the provisions hereof.

        8.4  Modifications. Participant and CNB may at any time hereafter modify this Agreement by-further agreement in writing signed by them.

        8.5  Covenant of Further Assurances. The parties hereto shall execute such other documents and perform such other acts as may be necessary or desirable to carry out the purposes of this Agreement.

        8.6  Successors and Assigns: Applicable Law.

          (a)  Except as to Participant's right to acquire legal title to Affected Loans, as provided in Section 1.4 hereof, Participant may not assign any of its interest in the Affected Loans, or participate any portion or portions of its interest in such loans, without the prior written consent of CNB, which consent shall not be unreasonably withheld. Participant shall not delegate its obligations with regard to the administration of the Affected Loans without the prior written consent of CNB, which consent shall not be unreasonably withheld, except that nothing herein shall be deemed to prohibit Participant from engaging a CNB or a third party as the servicer of the Affected Loans.

          (b)  This Agreement shall be governed and construed according to the laws of the State of California (without regard to its conflict of laws rules), and shall be binding upon and inure to the benefit of Participant and CNB and their respective successors and permitted assigns; and the representations and warranties of each party herein contained shall survive the execution of this Agreement and all advances of funds hereunder. As used herein, the singular includes the plural, the plural includes the singular, and the use of any gender shall be applicable to all genders, as the context may require.

        8.7  Not a Security. Participant agrees that its Participation Interest does not, and will not be claimed by it to, constitute the purchase by it from, or the sale to it by, CNB or any other person of a "security" within the meaning of the Securities Act of 1933, as amended, or the Securities and Exchange Act of 1934, as amended, or any other similar securities act (state or federal), or regulations issued thereunder; and that under no circumstances whatsoever shall CNB be deemed to be an underwriter or seller of a security; and Participant irrevocably waives any right to claim that its participation in any Affected Loan constitutes the purchase of a security or that CNB or any other person is the seller or underwriter of a security.

        8.8  Intent of Parties. It is the intent and purpose of the parties hereto that this Agreement represents a present conveyance by CNB to Holdings and, thereafter, a present conveyance by Holdings to REIT of an undivided 100% ownership interest in each Affected Loan, all Affected Loan Documents delivered in connection therewith, and the rights, benefits and obligations arising therefrom; and this Agreement shall not be deemed to represent a mere pledge of an interest in any Affected Loan by CNB to Participant or a loan from Participant to CNB.

        8.9  Unenforceability. If any provision hereof is invalid or unenforceable, the remaining provisions shall not be affected by such invalidity or unenforceability. Each provision hereof shall, however, be valid and be enforced to the maximum extent permitted by applicable law.

        8.10 Termination. This Agreement shall have an initial term commencing on the date hereof and ending on December 31, 2003 ("Renewal Date"), and shall automatically continue from year to year after the Renewal Date without the necessity of further action by either party unless sooner terminated as provided hereinafter. Either party may terminate this Agreement on the Renewal Date or on any one year anniversary of the Renewal Date by giving the other party not less than ninety (90) days' prior written notice of such termination; provided, however, that any such termination shall be effective only as to future loan advances, or other extensions of credit, and receipt of Security. All collections on transactions entered into prior to the date that termination is effective shall be accounted for as if the Affected Loan were in liquidation; provided, however, that CNB may enter into subsequent transactions with any Obligor and account separately therefor. If Participant shall give notice of termination, Participant shall have no interest in any Security received or otherwise coming into existence subsequent to the effective date of termination. Notwithstanding the foregoing, Participant may not, under any circumstance, terminate its participation in any Affected Loans as to which, on the date of giving notice of termination or on the effective date of termination, the Borrower is in default or any of the applicable Affected Loan Documents.

        8.11 Termination of Servicing. The Servicing Agreement may be terminated by either CNB or Participant upon providing the other with least 60 days' advance written notice. Notice of termination may be given at any time. Such termination shall be effective as of the last day of the first (1st)

calendar month following the calendar month in which notice is given. The termination of servicing will be effective as follows:

          (a)  If CNB terminates the servicing portion of this Agreement, Participant will not pay CNB a termination fee;

          (b)  If Participant terminates the servicing portion of this Agreement without cause and with the intention of transferring the servicing to a third party, Participant will be entitled to the proceeds of the sale of such servicing rights and will bear the cost and expenses related to the sale and transfer of such servicing rights. In such event, Participant will not pay CNB a termination fee; and

          (c)  If Participant terminates the Servicing Agreement for cause, including, without limitation, a breach by CNB of any of its representations and warranties as provided in Article V hereof, such termination will be effective fifteen days after giving of notice unless such breach is cured within fifteen days, and no termination fee will be paid by Participant to CNB. Upon such termination, Participant will automatically resume all its rights in and responsibilities for servicing the Affected Loans. Participant will also have the right to designate any person to exercise those powers. The Affected Loan Documents will be delivered to Participant or a party that it designates. CNB will also promptly deliver to Participant any necessary assignment, transfers and documents of authority.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

City National Bank, a national banking association
By:	/s/ FRANK P. PEKNY Its: Vice Chairman and CFO
CN Real Estate Investment Holdings, Inc., a California corporation
By:	/s/ HENG W. CHEN Its: CFO/Secretary
CN Real Estate Investment Corporation, a California corporation
By:	/s/ HENG W. CHEN Its: CFO/Secretary

Exhibit A
[Initial Participation Interest]

Exhibit B
[Additional Participation Interest]

Exhibit C

  .01% of principal balance at the beginning of the servicing month.

QuickLinks

Exhibit 4.15
MASTER PARTICIPATION AND SERVICING AGREEMENT
AGREEMENT
ARTICLE II FUNDING OF AFFECTED LOANS
ARTICLE III ADMINISTRATION OF AFFECTED LOANS
ARTICLE IV ENFORCEMENT OF AFFECTED LOANS
ARTICLE V REPRESENTATIONS AND WARRANTIES
ARTICLE VI RECOVERY AFTER DEFAULT
ARTICLE VII SERVICING AGREEMENT
ARTICLE VIII MISCELLANEOUS
Exhibit A [Initial Participation Interest]
Exhibit B [Additional Participation Interest]
Exhibit C